Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements of PRA Health Sciences, Inc. (“PRA” or the “Company”) present the combination of the historical financial information of the Company and Symphony Health Solutions Corporation (“Symphony Health”) adjusted to give effect to the acquisition, as described in “Description of the Acquisition” in the notes to the unaudited pro forma condensed combined financial statements, to be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”).

The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the acquisition had occurred on June 30, 2017. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2017 and the year ended December 31, 2016 are presented as if the acquisition had occurred on January 1, 2016, the beginning of the earliest period presented. The unaudited pro forma financial information is based on the historical consolidated financial statements of PRA and Symphony Health, and the assumptions and adjustments set forth in the accompanying explanatory notes.

These unaudited pro forma combined financial information and the accompanying notes should be read together with (1) the Company’s audited consolidated financial statements and accompanying notes, as of and for the year ended December 31, 2016, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 23, 2017, (2) the Company’s unaudited consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2017 and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which was filed with the SEC on August 8, 2017, (3) Symphony Health’s audited consolidated financial statements for the year ended December 31, 2016, included as exhibit 99.1 to this Form 8-K/A, and (4) Symphony Health’s unaudited consolidated financial statements as of and for the six months ended June 30, 2017, included as exhibit 99.2 to this Form 8-K/A.

For purposes of developing the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2017, the acquired Symphony Health assets, including identifiable intangible assets, and liabilities assumed have been recorded at their estimated fair values with the excess purchase price assigned to goodwill. The estimated fair values assigned in this unaudited pro forma financial information are preliminary and represent PRA’s current best estimate of fair value and are subject to revision. The unaudited pro forma financial information is provided for informational purposes only and is based on available information and assumptions that PRA believes are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of PRA would have been had the acquisition occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial information.

The actual operating results for Symphony Health will be consolidated with the Company’s operating results for all periods subsequent to the acquisition date of September 6, 2017.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2017

(in thousands)

	Historical	Historical Symphony	Pro Forma		Pro Forma
	PRA	Health	Adjustments	Notes	Combined Company
ASSETS
Current assets:
Cash and cash equivalents	$113,400	$44,242	$(28,814)	5(a)	$128,828
Restricted cash	1,578	—	—		1,578
Accounts receivable and unbilled services, net	607,322	45,077	—		652,399
Other current assets	42,807	27,977	103	5(b)	70,887
Total current assets	765,107	117,296	(28,711)		853,692
Fixed assets, net	103,322	10,895	—		114,217
Goodwill	1,025,198	—	500,253	5(c)	1,525,451
Intangible assets, net	480,228	—	238,600	5(d)	718,828
Other assets	35,802	21,659	(21,144)	5(e)(j)	36,317
Total assets	$2,409,657	$149,850	$688,998		$3,248,505
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$39,063	$250	$13,500	5(f)	$52,813
Accounts payable	69,899	14,626	—		84,525
Accrued expenses and other current liabilities	168,358	27,700	90,102	5(g)	286,160
Advanced billings	375,866	70,961	(1,250)	5(h)	445,577
Total current liabilities	653,186	113,537	102,352		869,075
Long-term debt, net	794,401	24,116	509,712	5(f)	1,328,229
Other long-term liabilities	113,887	8,575	86,172	5(i)(j)	208,634
Total liabilities	1,561,474	146,228	698,236		2,405,938
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	68,586	(68,586)	5(k)	—
Common stock	626	8	(8)	5(k)	626
Additional paid-in capital	886,104	41,935	(41,935)	5(k)	886,104
Accumulated other comprehensive loss	(173,062)	—	—		(173,062)
Retained earnings (accumulated deficit)	129,025	(106,907)	101,291	5(k)	123,409
Equity attributable to controlling interests stockholders	842,693	3,622	(9,238)		837,077
Noncontrolling interest	5,490	—	—		5,490
Total stockholders’ equity	848,183	3,622	(9,238)		842,567
Total liabilities and stockholders’ equity	$2,409,657	$149,850	$688,998		$3,248,505

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2017

(in thousands, except per share data)

	Historical PRA	Historical Symphony Health	Pro Forma Adjustments	Notes	Pro Forma Combined Company
Revenue:
Service revenue	$885,022	$111,996	$—		$997,018
Reimbursement revenue	136,462	—	—		136,462
Total revenue	1,021,484	111,996	—		1,133,480
Operating expenses:
Direct costs	588,123	79,857	—		667,980
Reimbursable out-of-pocket costs	136,462	—	—		136,462
Selling, general and administrative	150,463	14,765	(1,041)	5(l)	164,187
Depreciation and amortization	31,293	2,095	12,443	5(d)	45,831
Loss on disposal of fixed assets, net	232	—	—		232
Income from operations	114,911	15,279	(11,402)		118,788
Interest expense, net	(19,531)	(636)	(8,483)	5(m)	(28,650)
Foreign currency losses, net	(22,210)	—	—		(22,210)
Other expense, net	(280)	—	—		(280)
Income before income taxes and equity in income of unconsolidated joint ventures	72,890	14,643	(19,885)		67,648
Provision for (benefit from) income taxes	18,076	(21,099)	(7,855)	5(n)	(10,878)
Income before equity in income of unconsolidated joint ventures	54,814	35,742	(12,030)		78,526
Equity in income of unconsolidated joint ventures, net of tax	68	—	—		68
Net income	54,882	35,742	(12,030)		78,594
Net income attributable to noncontrolling interest	(112)	—	—		(112)
Net income attributable to controlling interest	$54,770	$35,742	$(12,030)		$78,482
Net income per share attributable to common stockholders:
Basic	$0.88				$1.27
Diluted	$0.84				$1.20
Weighted average common shares outstanding:
Basic	61,908				61,908
Diluted	65,586				65,586

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2016

(in thousands, except per share data)

	Historical PRA	Historical Symphony Health	Pro Forma Adjustments	Notes	Pro Forma Combined Company
Revenue:
Service revenue	$1,580,023	$200,333	$—		$1,780,356
Reimbursement revenue	231,688	—	—		231,688
Total revenue	1,811,711	200,333	—		2,012,044
Operating expenses:
Direct costs	1,032,688	149,387	—		1,182,075
Reimbursable out-of-pocket costs	231,688	—	—		231,688
Selling, general and administrative	269,893	30,106	—		299,999
Transaction-related costs	44,834	—	—		44,834
Depreciation and amortization	69,506	3,034	24,887	5(d)	97,427
Loss on disposal of fixed assets, net	753	—	—		753
Income from operations	162,349	17,806	(24,887)		155,268
Interest expense, net	(54,913)	(809)	(17,772)	5(m)	(73,494)
Loss on extinguishment of debt	(38,178)	—	—		(38,178)
Foreign currency gains, net	24,029	—	—		24,029
Other income, net	607	—	—		607
Income before income taxes and equity in income of unconsolidated joint ventures	93,894	16,997	(42,659)		68,232
Provision for (benefit from) income taxes	28,494	464	(16,850)	5(n)	12,108
Income before equity in income of unconsolidated joint ventures	65,400	16,533	(25,809)		56,124
Equity in income of unconsolidated joint ventures, net of tax	2,775	—	—		2,775
Net income	$68,175	$16,533	$(25,809)		$58,899
Net income per share attributable to common stockholders:
Basic	$1.12				$0.97
Diluted	$1.06				$0.91
Weighted average common shares outstanding:
Basic	60,759				60,759
Diluted	64,452				64,452

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Description of the Acquisition

On September 6, 2017, Pharmaceutical Research Associates, Inc. (“PRA, Inc.”), a Virginia corporation and a wholly-owned subsidiary of PRA Health Sciences, Inc. (“PRA” or the “Company”), completed the previously announced acquisition (the “Acquisition”) of Symphony Health Solutions Corporation (“Symphony Health”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 3, 2017, by and among PRA, Inc., Symphony Health, Skyhook Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of PRA, Inc. (“Merger Sub”), and STG III, L.P., a Delaware limited partnership, solely in its capacity as the representative (the “Sellers Representative”) of holders of Symphony Health’s capital stock and stock options. Pursuant to the Merger Agreement, Merger Sub merged with and into Symphony Health on September 6, 2017 (the “Merger”), with Symphony Health continuing as the surviving corporation and a wholly-owned subsidiary of PRA, Inc.

Pursuant to the Merger Agreement, PRA, Inc. paid approximately $540.8 million in cash for the outstanding equity of Symphony Health, which is subject to customary post-closing adjustments. Under the Merger Agreement, PRA, Inc. may be required to make additional payments in the form of contingent consideration, which is not capped, to the prior equity holders of Symphony Health pursuant to an earnout provision that is based on Symphony Health exceeding financial targets for the twelve month periods ending December 2017 and December 2018.

2. Financing Transaction

The Company funded the cash consideration for the Merger with proceeds from borrowings under the Joinder (as defined below). PRA, Inc., certain domestic subsidiaries of PRA, Inc., as grantors and guarantors, the lenders party thereto and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent and collateral agent, entered into the Joinder Agreement (the “Joinder”) on September 6, 2017, which amended the Credit Agreement, dated as of December 6, 2016 (the “Credit Agreement” and, as amended by the Joinder, the “Amended Credit Agreement”), by and among the Company, PRA, Inc., as the borrower, each lender from time to time party thereto and Wells Fargo, as administrative agent, collateral agent, letter of credit issuer and swingline lender. Pursuant to the terms of the Joinder, PRA, Inc. exercised its right under the Credit Agreement to establish an additional tranche of term loans (the “New Term Loan”), pursuant to which, on September 6, 2017, PRA, Inc. borrowed an aggregate principal amount of $550 million to be used to finance the Merger and for general corporate purposes.

The New Term Loan matures on December 6, 2021 and bears interest at a rate equal to LIBOR or the adjusted base rate (“ABR”), plus a margin based on the ratio of total indebtedness to EBITDA, ranging from 1.25% to 2.00%, in the case of LIBOR rate loans, and 0.25% to 1.00%, in the case of ABR rate loans. Under the terms of the Joinder, the New Term Loan will amortize in equal quarterly installments of an aggregate annual amount equal to 2.5% of the original principal amount of the New Term Loan, with any remaining balance payable at maturity. Other than with respect to the applicable interest rate and amortization schedule, all terms and conditions applicable to the New Term Loan, including provisions governing mandatory and voluntary prepayments, affirmative and negative covenants and events of default and related penalties, are substantially the same as the terms and conditions contained in the Credit Agreement, as previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on December 6, 2016.

3. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements give effect to the acquisition of Symphony Health by PRA.  The unaudited pro forma financial information is based on the historical consolidated financial statements of PRA and Symphony Health, and the assumptions and adjustments set forth in these notes. The unaudited pro forma financial information is provided for informational purposes only and is based on available information and assumptions that the Company believes are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company would have been had the acquisition occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial information.

Pro forma adjustments are included only to the extent they are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The accompanying unaudited pro forma condensed combined financial information is presented for informational purposes only and is based on available information and assumptions that the Company believes are reasonable.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies or revenue synergies that could result from the acquisition.

The acquisition will be accounted for using the acquisition method of accounting. The unaudited pro forma financial information reflects the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. Fair value estimates were determined based on preliminary discussions between the Company and Symphony Health, due diligence efforts and publicly disclosed information for other business combinations in the industry.  The detailed valuation studies necessary to arrive at the required estimates of the fair values for the Symphony Health assets acquired and liabilities assumed have not been completed. Significant assets and liabilities that are subject to preparation of valuation studies to determine appropriate fair value adjustments include fixed assets, identifiable intangible assets, and advanced billings. Changes to the fair values of these assets and liabilities will also result in changes to goodwill and deferred income tax liabilities, which could be material.

The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the acquisition had occurred on June 30, 2017. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2017 and the year ended December 31, 2016 are presented as if the acquisition had occurred on January 1, 2016, the beginning of the earliest period presented.

4. Preliminary Purchase Consideration

The fair value of the acquisition consideration, or the purchase price, in the unaudited pro forma financial information as if the acquisition date was June 30, 2017 is estimated to be approximately $650.2 million.  The purchase price includes $541.4 million in cash paid at close and the initial estimate of the earnout liability totaling $108.8 million.

The following table presents the preliminary allocation of purchase price to the assets to be acquired and liabilities to be assumed in the merger (in thousands):

Cash and cash equivalents	$19,138
Accounts receivable and unbilled services, net	45,077
Other current assets and receivables	27,977
Fixed assets	10,895
Identifiable intangibles (discussed further in Note 5(d))	238,600
Accounts payable, accrued expenses and other liabilities	(42,034)
Advanced billings	(69,711)
Deferred tax liabilities	(74,148)
Other long-term liabilities	(5,875)
Estimated fair value of net assets acquired	149,919
Purchase price, including contingent consideration	650,172
Total goodwill	$500,253

Upon completion of the fair value assessment following the acquisition, PRA anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed within a one-year measurement period from the acquisition date will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill, which could be material.

5. Acquisition-Related Pro Forma Adjustments

The unaudited pro forma financial information reflects the following adjustments related to the merger:

(a)         Cash and cash equivalents. Adjustment reflects the preliminary net adjustment to cash in connection the Acquisition:

(in thousands)
Proceeds from New Term Loan	$550,000
Purchase price	(541,388)
Repayment of Symphony Health’s outstanding debt, including $292 of accrued interest	(25,104)
Debt issuance costs related to New Term Loan	(5,511)
Acquisition-related transaction expenses	(6,811)
Pro forma adjustment	$(28,814)

(b)         Other current assets.  Adjustment reflects the current portion of prepaid representations and warranties insurance purchased in connection with the Acquisition.

(c)          Goodwill. Adjustment to record goodwill resulting from the acquisition of Symphony Health. Goodwill represents the residual of the purchase price over the fair value of the identified assets acquired and liabilities assumed. Goodwill is not amortized but evaluated for impairment annually, or more frequently if events or changes in circumstances indicate an impairment.

(d)         Intangible assets. Adjustment reflect the estimated fair values of Symphony Health’s identifiable intangible assets. The primary assets include customer relationships, software, databases, and the Symphony Health trade name.

The following tables summarizes information about the other identifiable intangible assets (in thousands, except useful life information):

		Weighted Average Useful Life
Customer relationships	$161,000	12 years
Database	64,600	9 years
Software and other intangibles	13,000	5 years
Total fair value of identifiable intangibles	$238,600

For the six months ended June 30, 2017, incremental amortization expense on the above intangible assets was $12.4 million. For the year ended December 31, 2016, incremental amortization expense on the above intangible assets was $24.9 million.

(e)          Other Assets.  Adjustment reflects the noncurrent portion of prepaid representations and warranties insurance totaling $0.5 million purchased in connection with the Acquisition offset by the reclass of deferred tax assets totaling $21.7 million which were netted against deferred tax liabilities associated with identified intangibles.  See Note 5(j) for further information.

(f)           Long-term debt.  Adjustment reflects a net increase in long-term debt related to financing transaction discussed in Note 2 as follows:

(in thousands)	Current portion	Long-term portion	Total
New Term Loan	$13,750	$536,250	$550,000
New Term Loan debt issuance costs	—	(2,422)	(2,422)
Less: Repayment of Symphony Health’s debt	(250)	(24,562)	(24,812)
Less: Write-off of Symphony Health’s debt issuance costs	—	446	446
Pro forma adjustment	$13,500	$509,712	$523,212

(g)          Accrued expenses and other current liabilities.  Adjustment reflects the current portion of earnout liability (discussed in Note 4) totaling $90.4 million offset by the write-off of $0.3 million accrued interest associated with Symphony Health’s debt.

(h)         Advanced billings.  Adjustment of $1.3 million to reflect the fair value of the assumed performance obligations of Symphony Health using a cost build-up approach.  The revenue associated with this downward adjustment will not be recognized by the combined company post-acquisition.

(i)             Other long-term liabilities.  The preliminary pro forma adjustment is calculated as follow:

(in thousands)
Adjustment to deferred tax liabilities (discussed further in Note 5(j)	$70,482
Long-term portion of earnout liability	18,390
Long-term portion of deferred revenue fair value adjustment	(1,875)
Write-off of Symphony Health’s deferred rent liability	(825)
Pro forma adjustment	$86,172

(j)            Deferred taxes.  Adjustment reflects the deferred income tax effects of the preliminary pro forma adjustments made to the pro forma balance sheet, using the U.S statutory tax rate of 35.0% and a blended state tax rate of 4.5% primarily as indicated in the table below:

(in thousands)	Adjustment to Asset Acquired (Liability Assumed)	Deferred Tax Asset	Deferred Tax Liability
Estimated fair value adjustment to identifiable intangible assets acquired	$238,600	$—	$94,247
Estimated fair value adjustment to deferred revenue	(3,125)	—	1,234
Write-off of Symphony Health’s deferred rent liability	(825)	—	326
Reclass of deferred tax asset to reflect net deferred tax liability		(21,659)	(21,659)
Adjustments related to purchase price allocation		(21,659)	74,148
Adjustment to retained earnings for transaction costs and the loss on modification of debt	(9,282)	—	(3,666)
Pro forma adjustment		$(21,659)	$70,482

(k)         Stockholders’ equity. Adjustment to eliminate all Symphony Health’s stockholders’ equity, including preferred stock, common stock, additional paid-in capital, and accumulated deficit. Transaction costs and the loss on modification of debt totaling $9.3 million, net of a $3.7 million deferred tax benefit were adjusted to retained earnings.

(l)             Acquisition-related costs.  Adjustment to remove $1.0 million of acquisition-related costs that were recorded in the Company’s and Symphony Health’s historical results for the six months ended June 30, 2017.

(m)     Interest Expense.  Reflects the adjustment to interest expense associated with the New Term Loan and the payoff of Symphony’s Health’s outstanding indebtedness.  The pro forma adjustment for interest expense for the six months ended June 30, 2017 and the year ended December 31, 2016 is as follows:

(in thousands)	Year ended December 31, 2016	Six months ended June 30, 2017
New Term Loan	$18,011	$8,834
Amortization of deferred financing costs — New Term Loan	570	285
Less: Symphony Health’s historical interest expense	(809)	(636)
Pro forma adjustment	$17,772	$8,483

(n)         Provision for (benefit from) income taxes.  Adjustment reflects the income tax effect of the pro forma adjustments made to the pro forma condensed combined statements of operations using the U.S. federal statutory tax rate of 35.0% and a blended state tax rate of 4.5%.